Exhibit 99.1

FOR IMMEDIATE RELEASE

Microtune contacts:

Investor Relations

Nancy A. Richardson

Microtune, Inc.

972-673-1850

investor@microtune.com

MICROTUNE ANNOUNCES NASDAQ DELISTING

Plano, Texas, July 2, 2003—Microtune®, Inc. (NASDAQ: TUNEE) announces it has been notified by NASDAQ in a letter dated today, July 2, 2003, that its common stock will be delisted from the NASDAQ Stock Market effective with the open of business on July 7, 2003. The delisting is, in part, a result of the Company’s failure to file its periodic reports in a timely manner with the Securities and Exchange Commission.

Microtune expects to file its annual report for 2002 on Form 10-K and Form 10-Q for the quarter ended March 31, 2003 by the end of July 2003.

Based upon Microtune’s belief that it will be able to complete and file its required SEC filings by July 31, 2003, Microtune will appeal the Listing Qualification Panel’s decision. During the appeals process, Microtune common stock will remain delisted and there can be no assurance as to whether or not the appeals process will lead to a different result.

In the event that the Company’s appeal is unsuccessful, Microtune intends to reapply to the NASDAQ Stock Market at such time as it can satisfy NASDAQ’s listing requirements.

Microtune’s securities will not be immediately eligible to trade on the Over the Counter (OTC) Bulletin Board since the Company is not current in all of its periodic reporting requirements. Microtune anticipates that its common stock may be eligible to trade on the OTC Bulletin Board after its SEC filings are current. In the meantime, the Company’s common stock may become quoted in the Pink Sheets upon application by a market maker. The Company cannot provide assurance with respect to when, or if, market makers can be found, applications are prepared and accepted, or quotations will be available.

-MORE-

ABOUT MICROTUNE

Microtune, Inc. is a silicon and subsystems company that designs, manufactures and markets radio frequency (RF)-based solutions for the global broadband communications and transportation electronics markets. Inventors of the MicroTuner™ single-chip broadband tuner, the Company offers a portfolio of advanced tuner, amplifier, and transceiver products that enable the delivery of information and entertainment across new classes of consumer electronics devices. The Company currently holds 25 U.S. patents for its technology, with approximately 50 applications pending approval that span its RF products, containing more than 2000 supporting claims. Founded in 1996, Microtune is headquartered in Plano, Texas, with key design and sales centers located around the world. The web site is www.microtune.com.

EDITOR’S NOTE: Microtune is a registered trademark and MicroTuner, MicroStreamer and VideoCaster are trademarks of Microtune, Inc.

-END-